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                                                                    EXHIBIT 10.1

                                    AGREEMENT

         THIS AGREEMENT (this "Agreement"), made and entered into this 18th day of December, 1999, by and between Associated Materials Incorporated, a Delaware corporation ("AMI"), and MICHAEL CAPORALE ("CAPORALE").

                              W I T N E S S E T H

         WHEREAS, AMI desires to employ CAPORALE and CAPORALE is willing to enter into this Agreement upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, AMI hereby employs CAPORALE and CAPORALE hereby accepts such employment upon the terms and conditions hereinafter set forth:

1. Employment.

         (a) Title: Reporting Obligations. AMI agrees to employ CAPORALE and CAPORALE agrees to work for AMI as President of Alside Window Company, a division of Alside ("Alside"), which is a division of AMI, and in other capacities as described below. CAPORALE'S duties and responsibilities shall be those traditionally associated with the president of a corporation. CAPORALE shall report to Donald L. Kaufman for so long as Donald L. Kaufman is the President and Chief Executive Officer of Alside. CAPORALE shall become President and Chief Operating Officer ("COO") of Alside not later than April 1, 2000. At such time as Donald L. Kaufman ceases to be Chief Executive Officer of Alside, CAPORALE shall become President and Chief Executive Officer ("CEO") of Alside. CAPORALE shall not be required to report to anyone other than Donald L. Kaufman, William W. Winspear or the Board of Directors of AMI.

         (b) Option to Become CEO. CAPORALE may elect to become President and Chief Executive Officer of Alside at any time after June 30, 2000 and before February 1, 2001. If AMI fails to make CAPORALE President and COO of Alside by April 1, 2000 or President and CEO of Alside by February 1, 2001, then CAPORALE may terminate this Agreement and shall be entitled to receive the following:

                  i. Balance of any payments remaining under Section 2(c) hereof in a lump sum.

                  ii. Full and immediate vesting of all stock options granted pursuant to Section 2(d) hereof, such options to remain exercisable for ten (10) years from the grant date;



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                  iii.     Two (2) years severance pay paid monthly at Three
                           Hundred Fifty Thousand Dollars ($350,000) per year plus two (2) years bonus at One Hundred Fifty Thousand Dollars ($150,000) per year.

                  iv. Two (2) years benefit coverage on a monthly basis for medical, dental, group life insurance, 401(k) and country club membership, or a payment of an amount equal to the cost of providing such benefits.

2. Compensation.

         (a) Base Salary. CAPORALE shall be paid an annualized base salary of Three Hundred Fifty Thousand Dollars ($350,000) per annum (or fraction for portions of a year). CAPORALE's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of AMI.

          (b) Bonus Payments. For the calendar year 2000, CAPORALE shall be paid a bonus of One Hundred Thousand Dollars ($100,000). If CAPORALE commences employment after February 1, 2000, such bonus shall be prorated from the date of hire to the end of the year. For years after 2000, CAPORALE shall be paid a bonus based upon a formula to be determined at such time as CAPORALE becomes COO or CEO. Bonus amounts will be paid at such times as other executives' bonuses are paid.

         (c) Lost Stock Options. In lieu of the lost stock options opportunity at CAPORALE's previous employer, CAPORALE shall be paid Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($33,334) after the completion of each twelve
(12) months of service commencing on the date of hire for three years for a total payment of One Hundred Thousand Two Dollars ($100,002).

         (d) Stock Options. AMI shall grant to CAPORALE, at the next meeting of the Board of Directors of AMI, options to purchase 50,000 shares of common stock of AMI. The exercise price of each option shall be the closing price of one share of common stock of AMI on the NASDAQ on the date of grant and the date of hire. 25,000 of the shares shall vest upon the grant, and the remaining 25,000 shares shall vest two years after the original grant, provided CAPORALE is still employed by AMI at that time. Upon CAPORALE's becoming President and CEO of Alside, as provided above, AMI shall grant to CAPORALE, at the next meeting of the Board of Directors of AMI, options to purchase 50,000 shares of common stock of AMI. The exercise price of each option shall equal the closing price of one share of common stock of AMI on the NASDAQ on the date of grant. 25,000 of the shares shall vest upon the grant, and the remaining 25,000 shares shall vest two years after the original grant, provided CAPORALE is still employed by AMI at that time.

3. Benefits.

         (a) Moving Expenses. AMI shall pay the costs of all expenses incurred in connection with CAPORALE's moving to the Akron/Cleveland, Ohio area. Such expenses shall include without limitation temporary living costs, house searching trips for the family, moving costs,



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legal fees, two points in connection with the purchase of a home, closing costs and real estate commissions in connection with the sale of CAPORALE's existing home. AMI shall be responsible for the sale of CAPORALE's existing home at an appraised value if not sold by CAPORALE by a date mutually agreed upon by CAPORALE and AMI, but no later than September 1, 2000. Appraised value shall be based upon the average of the two closest appraisals of three appraisals.

         (b) Insurance Premiums. AMI will reimburse CAPORALE for all COBRA premiums charged by his previous employer until insurance benefits provided under this Agreement become effective.

         (c) Benefit Plans. CAPORALE shall participate in all benefit programs and plans provided to other Alside executives in accordance with the terms and conditions of those programs and plans. Such benefits currently include medical, dental, long-term disability and group life insurance, an employee spending account, employee stock purchase plan, and the Alside 401(k) Plan. CAPORALE's group life insurance benefit shall be Seven Hundred Fifty Thousand Dollars ($750,000).

         (d) Car Allowance. CAPORALE shall be paid a car allowance as provided to other executives of Alside. Currently the car allowance is One Thousand Dollars ($1,000) per month. Such allowance shall be paid by AMI to CAPORALE on the last business day of each month or on such other day during the month as the parties shall mutually agree.

         (e) Club Memberships. AMI shall reimburse CAPORALE for initiation fees, monthly dues and business related expenses in connection with his country club membership throughout the terms of this Agreement.

         (f) Officer's Indemnification and Exculpations. AMI agrees that CAPORALE shall be entitled to indemnification as an officer of Alside to the fullest extent permitted by law. This Section 6(f) shall survive termination of this agreement.

7. Vacations. CAPORALE shall be permitted to take vacation time in each calendar year as determined by the Board of Directors of AMI. CAPORALE shall be entitled to four weeks paid vacation during each calendar year. Should CAPORALE die or leave AMI, he shall be paid any unused vacation allocated to that calendar year. In addition, CAPORALE shall be entitled to such holidays as may be established by Alside for employees generally and a reasonable number of personal and sick days not inconsistent with the performance of his duties hereunder.

8. Term of Employment. This Agreement shall be effective when executed by both CAPORALE and AMI (the "Effective Date") and, except as otherwise provided, shall remain in effect for a period of three years from the date CAPORALE commences employment.

9. Termination. The employment relationship between AMI and CAPORALE created hereunder shall terminate before the expiration of the stated term upon the occurrence of any one of the following events:



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         (a) Mutual Agreement. Mutual written agreement between CAPORALE and
AMI. Any severance hereunder shall be payable as mutually agreed.

         (b) Death. Upon Caporale's death, AMI shall have no further obligations hereunder other than for amounts accrued and unpaid prior to the date of death (other than as set forth herein).

         (c) Termination by AMI for Cause. AMI may terminate this Agreement for cause. As used herein, "cause" for termination by AMI shall mean gross misconduct or dereliction of duties hereunder by CAPORALE. If CAPORALE's employment is terminated for cause by AMI pursuant to this Section 9(c), AMI shall have no further obligations hereunder other than for amounts accrued and unpaid prior to the date of termination (other than as set forth herein).

         (d) Termination by AMI Without Cause. AMI may terminate this Agreement at any time.

         (e) Termination by CAPORALE. After the initial three-year term, CAPORALE may terminate this Agreement without liability to AMI arising from the resignation. If CAPORALE terminates this Agreement during the initial year of this Agreement, CAPORALE shall return to AMI any payments to him provided for in
Section 2(c) hereof, and AMI shall have no further obligations hereunder other than for amounts accrued and unpaid prior to the date of termination (other than as set forth herein).

         (f) Termination by CAPORALE for Good Reason. CAPORALE may terminate this Agreement and become entitled to the rights and amounts provided for in
Section 9(h) hereof, if CAPORALE has Good Reason to terminate his employment with AMI. As used herein, "Good Reason" to terminate employment with AMI occurs if (1) duties are assigned to CAPORALE that are materially inconsistent with his previous duties or with his position as President, COO or CEO; (2) duties and responsibilities previously performed by CAPORALE are substantially reduced or assigned to others without his consent; or (3) AMI breaches any of its material obligations hereunder, including without limitation payment obligations and obligations to provide benefits, failure to grant the stock options provided for in Paragraph 2(d) and fails to cure the same within thirty (30) days of written notice.

         (g) Termination Upon Change of Control. CAPORALE may resign and terminate this Agreement and become entitled to the rights and amounts provided for in Section 9(h) hereof within 120 days of a Change of Control with respect to AMI or Alside. A "Change of Control" shall be deemed to occur if (1) William
W. Winspear ceases, either directly or indirectly, to be the largest shareholder of AMI or is no longer the chairman of the Board of Directors of AMI; (2) AMI or Alside becomes a subsidiary of another corporation or entity or is merged with or consolidated into another corporation or entity in which William W. Winspear is not, either directly or indirectly, the largest shareholder; or (3) AMI or Alside sells, transfers, assigns or otherwise conveys all or substantially all of its assets to a third party in which William W. Winspear is not, either directly or indirectly, the largest shareholder.



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         (h) Severance Payments. In the event CAPORALE's employment has been terminated by AMI without cause or by CAPORALE for Good Reason, or if CAPORALE has resigned within 120 days following a Change of Control, CAPORALE shall receive the following:

                  i. Two year's annual salary and bonus paid monthly based on the last twelve months earnings, at a minimum of $500,000 per year.

                  ii. Any remaining unpaid balance of the One Hundred Thousand Two Dollars ($100,002) representing the lost stock option payments referenced in Section 2(c) in a lump sum.

                  iii. Full and immediate vesting of the stock options granted pursuant to Section 2(d), which options shall remain exercisable for ten (10) years from the grant date, and

                  iv. Two (2) years benefit coverage paid monthly for medical, dental, group life insurance, 401(k) and country club membership, or a payment of an amount equal to the cost of providing such benefits.

10. Trade Secrets. CAPORALE recognizes and acknowledges that during his term of employment hereunder, he will come into possession of trade secrets, customer lists, and other confidential information in connection with the business of AMI and Alside. CAPORALE agrees that he will not at any time disclose to any other third party any trade secrets, business policies or other confidential information pertaining to AMI's or Alside's business.

11. Miscellaneous.

         (a) Successors Bound. This Agreement shall be binding upon AMI and CAPORALE and their respective heirs, executors, administrators or successors in interest.

         (b) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:



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     If to AMI:          Associated Materials Incorporated
                         2200 Ross Avenue, Dallas, Texas 75201

                         Attention: William W. Winspear, President

     If to Employee:

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Ohio.

     Dated as of this 18th day of December, 1999.


MICHAEL CAPORALE                       ASSOCIATED MATERIALS INCORPORATED

By: /s/ MICHAEL CAPORALE               By: /s/ WILLIAM W. WINSPEAR
   -------------------------------        --------------------------------------
   Michael Caporale                       William W. Winspear
                                          President and Chief Executive Officer



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